Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Incorporation or Organization
KC Sub, LLC	Delaware
KUEHG Corp.	Delaware
KC REE Holdings, Inc.	Delaware
REE Investment, LLC	Delaware
REE Holdco, Inc.	Delaware
REE Midwest, Inc.	Michigan
REE Southeast, Inc.	Delaware
KinderCare Education Holdings LLC	Delaware
Knowledge Schools LLC	Delaware
KinderCare Education LLC	Delaware
KinderCare Education at Work LLC	California
KU Education LLC	Delaware
KCE Champions LLC	Delaware
KinderCare Learning Centers LLC	Delaware